As filed with the Securities and Exchange Commission on May 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Butterfly Network, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4618156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

530 Old Whitfield Street
Guilford, Connecticut 06437

Telephone: (203) 689-5650

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2020 Equity Incentive Plan

2012 Employee, Director and Consultant Equity Incentive Plan, as amended

(Full Title of the Plans)

Todd M. Fruchterman, M.D., Ph.D.

President and Chief Executive Officer

Butterfly Network, Inc.

530 Old Whitfield Street
Guilford, Connecticut 06437

Telephone: (203) 689-5650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	44,069,116	(2)	$375,485,286.30	$40,965.44

(1)	The number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which have been granted and/or may hereafter be granted under the Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) and the 2012 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2012 Plan,” and collectively, the “Plans”). The shares of Class A common stock registered hereunder for issuance pursuant to the 2020 Plan consist of up to 21,996,833 shares currently reserved for issuance pursuant to the 2020 Plan as well as up to 22,072,283 additional shares which are currently issuable pursuant to awards granted under the 2012 Plan and which may become authorized for issuance under the 2020 Plan if awards outstanding under the 2012 Plan are cancelled or expire. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Class A common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plans are based on (i) in the case of shares of Class A common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Class A common stock not yet issued and subject to stock-based awards or for which awards have not yet been granted, the average of the high and the low price of Registrant’s Class A common stock as reported on the New York Stock Exchange on May 11, 2021. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future issuance under the 2020 Plan	20,660,458	$10.85	(2)	$224,165,969.30
Shares underlying option awards outstanding under the 2020 Plan	1,336,375	$15.57	(2)	$20,807,358.75
Shares reserved for future issuance under the 2012 Plan	3,348,518	$10.85	(2)	$36,331,420.30
Shares underlying option awards outstanding under the 2012 Plan	18,723,765	$5.03	(2)	$94,180,537.95
Proposed Maximum Aggregate Offering Price				$375,485,286.30
Registration Fee				$40,965.44

EXPLANATORY NOTE

On February 12, 2021, Butterfly Network, Inc., formerly known as Longview Acquisition Corp. (the “Registrant,” “we,” “us” or “our”), completed its business combination with what was then known as Butterfly Network, Inc. (“Legacy Butterfly”) in accordance with the terms of the Business Combination Agreement, dated as of November 19, 2020 (the “Business Combination Agreement”), by and among the Registrant, Clay Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Legacy Butterfly, pursuant to which Merger Sub merged with and into Legacy Butterfly, with Legacy Butterfly surviving as a wholly owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, the Registrant changed its name to “Butterfly Network, Inc.” and Legacy Butterfly changed its name to “BFLY Operations, Inc.”

Pursuant to the Business Combination Agreement, the Registrant assumed the BFLY Operations, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2012 Plan”) and (i) each option to purchase shares of Legacy Butterfly common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the 2012 Plan, whether or not vested, was converted into and became an option to purchase shares of the Registrant’s Class A common stock, and (ii) each restricted stock unit award granted under the 2012 Plan outstanding immediately prior to the effective time of the Merger was converted into and became a restricted stock unit award for shares of the Registrant’s Class A common stock (together, the “2012 Plan Awards”). This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s Class A common stock issuable pursuant to the 2012 Plan Awards. In addition, in connection with the Merger, on February 12, 2021, the stockholders of the Registrant approved the Butterfly Network, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), and this Registration Statement on Form S-8 is also being filed for the purpose of registering shares of the Registrant’s Class A common stock issuable under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Class A common stock pursuant to the 2020 Plan and the 2012 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2020 Plan and the 2012 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 29, 2021 as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on May 12, 2021;

(b)	The Registrant’s Current Reports on Form 8-K or 8-K/A as filed with the SEC on January 14, 2021, January 25, 2021, February 4, 2021, February 16, 2021, February 16, 2021, March 11, 2021, March 29, 2021 and May 4, 2021;

(c)	The following information in Amendment No. 1 to the Registrant's Registration Statement on Form S-1/A filed on May 12, 2021: “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” (appearing on pages 51-59), which updates and supersedes the "Unaudited Pro Forma Condensed Combined Financial Information" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" included as Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the SEC on February 16, 2021; and

(d)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A/A (File No. 001-39292), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 19, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the amended and restated bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Second Amended and Restated Certificate of Incorporation of Butterfly Network, Inc.		Form 8-K (Exhibit 3.1)	2/16/2021	001-39292

4.2	Amended and Restated Bylaws of Butterfly Network, Inc.		Form 8-K (Exhibit 3.2)	2/16/2021	001-39292

4.3	Specimen Class A Common Stock Certificate.		Form 8-K (Exhibit 4.1)	2/16/2021	001-39292

4.4	Warrant Agreement, dated as of May 20, 2020, by and between Butterfly Network, Inc. (formerly Longview Acquisition Corp.) and Continental Stock Transfer & Trust Company.		Form 8-K (Exhibit 4.1)	5/27/2020	001-39292

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Longview Acquisition Corp.	X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Butterfly Network, Inc.	X

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page hereof)	X

99.1+	Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan.		Form 10-K (Exhibit 10.19.1)	3/29/2021	001-39292

99.2+	Form of Stock Option Agreement under 2020 Equity Incentive Plan.		Form 8-K (Exhibit 10.15.2)	2/16/2021	001-39292

99.3+	Form of Restricted Stock Unit Agreement under 2020 Equity Incentive Plan.	X

99.4+	BFLY Operations, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.		Form 10-K (Exhibit 10.20.1)	3/29/2021	001-39292

99.5+	Form of Stock Option Agreement under 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.		Form 8-K (Exhibit 10.16.2)	2/16/2021	001-39292

99.6+	Form of Restricted Stock Unit Agreement under 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.		Form 8-K (Exhibit 10.16.3)	2/16/2021	001-39292

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Guilford, State of Connecticut, on May 12, 2021.

BUTTERFLY NETWORK, INC.

By:	/s/ Todd M. Fruchterman, M.D., Ph.D.
Todd M. Fruchterman, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Todd M. Fruchterman, M.D., Ph.D. and Stephanie Fielding, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date
/s/ Todd M. Fruchterman, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2021
Todd M. Fruchterman, M.D.

/s/ Stephanie Fielding	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2021
Stephanie Fielding

/s/ Jonathan M. Rothberg, Ph.D.	Chairman	May 12, 2021
Jonathan M. Rothberg, Ph.D.

/s/ Dawn Carfora	Director	May 12, 2021
Dawn Carfora

/s/ Elazer Edelman, M.D., Ph.D.	Director	May 12, 2021
Elazer Edelman, M.D., Ph.D.

/s/ John Hammergren	Director	May 12, 2021
John Hammergren

/s/ Gianluca Pettiti	Director	May 12, 2021
Gianluca Pettiti

/s/ S. Louise Phanstiel	Director	May 12, 2021
S. Louise Phanstiel

/s/ Larry Robbins	Director	May 12, 2021
Larry Robbins